Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
William C. Roberts
Vice President, Corporate Communications
Phone (610) 321-6288
Robert A. Doody Jr.
Manager, Corporate Communications
Phone (610) 321-6290

VIROPHARMA ANNOUNCES DISCONTINUATION OF HCV-796 DEVELOPMENT

Exton, PA, April 16, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) announced today that ViroPharma and Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), have jointly discontinued the development of HCV-796 due to the previously announced safety issue that emerged in the ongoing Phase 2 trial in patients with hepatitis C.

“Clearly, this is a disappointing outcome for patients suffering from this terrible disease,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “Significant activities were undertaken to determine a clear path forward for HCV-796; however, the risk associated with potential hepatotoxicity ultimately posed too high of a hurdle to merit further development.”

The companies will ensure that patients enrolled in the ongoing Phase 2 study will continue to receive the current standard of care. ViroPharma also announced that ViroPharma and Wyeth do not expect to continue to collaborate on future development of hepatitis C treatment candidates.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in infectious diseases including cytomegalovirus (CMV) and Clostridium difficile. For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

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